Exhibit 99.1

SOHU.COM REPORTS SECOND QUARTER 2009 UNAUDITED FINANCIAL RESULTS

Total Revenues Up 25% Year-on-Year to US$127.1 Million, Exceeding High End of Company Guidance;

Non-GAAP Fully Diluted EPS of US$0.90, Exceeding High End of Company Guidance by US 5 Cents

BEIJING, CHINA, July 27, 2009 – Sohu.com Inc. (NASDAQ: SOHU), China’s leading online media, communications, search, online games and mobile value-added services company, today reported unaudited financial results for the second quarter ended June 30, 2009.

Second Quarter Highlights

•	The ninth quarter of record high total revenues out of the past ten quarters. Total revenues of US$127.1 million, up 25% year-on-year, exceeding high end of company guidance.

•	Brand advertising revenues of US$43.6 million, up 5% year-on-year and 12% quarter-on-quarter, within company guidance.

•	Online game revenues reached record US$66.6 million, up 39% year-on-year and 8% quarter-on-quarter, exceeding high end of company guidance by US$1.6 million.

•

Before deducting the share of net income pertaining to the Non-Controlling Interest in Changyou, non-GAAP net income for the second quarter of 2009 was $49.0 million, exceeding the high end of company guidance of $46.0 million, up 16% year-on-year and 4% quarter-on-quarter.

•

After deducting the share of net income pertaining to the Non-Controlling Interest in Changyou, GAAP net income attributable to Sohu.com Inc. for the second quarter of 2009 was $30.9 million, or US 79 cents per fully diluted share. Non-GAAP net income attributable to Sohu.com Inc. for the second quarter of 2009 was $35.2 million, or US 90 cents per fully diluted share, exceeding the high end of company guidance of $33.0 million, or US 85 cents per fully diluted share, by US 5 cents.

Explanation of the Company’s non-GAAP financial measures and related reconciliations to GAAP financial measures are included in the accompanying “Non-GAAP Disclosure” and the “Reconciliation to Unaudited Condensed Consolidated Statements of Operations.”

Dr. Charles Zhang, chairman and CEO of Sohu.com, commented, “We are pleased to report another quarter of solid financial results from a unique combination of our two core businesses, our portal business and online game business. Even in this weak economic environment, our portal business continues to show modest growth and a strong ability to grab market share. Our ongoing investment in branding, content offering, and technological products has continued to strengthen our leading position as one of the most powerful mainstream media platforms in China.

“Our online game business delivered another quarter of record revenues and as a strong defensive play in a difficult economic environment it continues to be an ideal complement to our portal business. We are resolute in our efforts to build the online game business for the long-term by utilizing Changyou’s game development platform, player feedback system and strong R&D capabilities to deliver quality games that improve the user experience. We remain confident that this focus and growing user base, will allow our online game business to maintain its upward momentum.”

Dr. Zhang continued, “As we continue to execute on our strategy, we expect ongoing synergies between our portal business and our online game business to secure long-term and sustainable growth for Sohu.”

Commenting on Sohu’s brand advertising business, Ms. Belinda Wang, Sohu.com co-president and chief marketing officer, added, “Despite tough year-on-year comparisons from heavy ad spending leading up to the 2008 Beijing Olympic Games, brand advertising revenues grew at 5% year-on-year, demonstrating that our continual investments in branding, content offering and technological products are paying off. On the advertising business front, advertisers have begun to deploy their budgets in response to signs of economic recovery in China and increasingly look toward internet media as a cost-effective alternative to advertising in traditional media. Our strong user growth, robust media platform and continually evolving technologies make Sohu well-positioned to capitalize on these trends.”

Second Quarter Financial Results

Revenues

Total revenues for the second quarter ended June 30, 2009 were US$127.1 million, representing an increase of 10% sequentially and an increase of 25% year-on-year.

Brand advertising revenues for the second quarter of 2009 totaled US$43.6 million, representing a sequential increase of 12% and a year-on-year increase of 5%.

Online game revenues for the second quarter of 2009 were US$66.6 million, representing an increase of 8% sequentially and 39% year-on-year.

Wireless revenues for the second quarter of 2009 were US$15.0 million, an increase of 12% sequentially and 63% year-on-year. The increase in wireless revenues was mainly because the Company promoted its products through a greater number of channels.

Gross Margin

Gross margin was 77% in the second quarter of 2009, compared to 76% in the first quarter of 2009, and 76% in the second quarter of 2008. Non-GAAP gross margin for the second quarter of 2009 was 78%, compared with 76% in both the first quarter of 2009 and the second quarter of 2008.

Brand advertising gross margin for the second quarter was 68%, compared with 65% in the first quarter of 2009 and 67% in the second quarter of 2008. Non-GAAP brand advertising gross margin for the second quarter of 2009 was 68%, compared with 65% in the first quarter of 2009 and 67% in the second quarter of 2008.

Online game gross margin for the second quarter of 2009 was 94%, unchanged from the first quarter of 2009 and up from 93% in the second quarter of 2008. Non-GAAP online game gross margin in the second quarter of 2009 was also 94%, unchanged from the first quarter of 2009 and up from 93% in the second quarter of 2008.

Wireless gross margin for the second quarter of 2009 was 45%, compared with 43% in the first quarter of 2009 and 40% in the second quarter of 2008. Non-GAAP wireless gross margin for the second quarter of 2009 was 45%, compared to 43% in the first quarter of 2009 and 40% in the second quarter of 2008.

Operating Expenses

For the second quarter of 2009, Sohu’s operating expenses totaled US$49.8 million. Non-GAAP operating expenses totaled US$43.5 million, up 21% from US$36.1 million for the first quarter of 2009 and up 23% year-on-year. The quarter-on-quarter increase reflects higher sales and marketing expenses in the second quarter of 2009. The year-on-year increase was primarily due to an increase in salaries and compensation expenses as a result of increased headcounts, an increase in marketing expenses for Sohu’s branding, and an increase in professional fees.

Operating Margin

Non-GAAP operating profit margin was 43% for the second quarter of 2009, compared to 45% in the previous quarter and 41% in the second quarter of 2008.

Income Tax Expense

For the second quarter of 2009, income tax expense was $8.0 million, compared to $6.6 million in the previous quarter.

In the second quarter of 2009, the Company recorded an income tax adjustment of $1.2 million. Excluding such adjustment, the effective tax rate for the second quarter was 14%.

Net Income

Before deducting the share of net income pertaining to the Non-Controlling Interest in Changyou, GAAP net income for the second quarter of 2009 was $42.3 million, a decrease of 5% quarter-on-quarter and an increase of 5% year-on-year. Non-GAAP net income for the second quarter of 2009 was $49.0 million, exceeding the high end of company guidance of $46.0 million, up 4% quarter-on-quarter and 16% year-on-year.

After deducting the share of net income pertaining to the Non-Controlling Interest in Changyou, GAAP net income attributable to Sohu.com Inc. for the second quarter of 2009 was $30.9 million, or US 79 cents per fully diluted share. Non-GAAP net income attributable to Sohu.com Inc. for the second quarter of 2009 was $35.2 million, or US 90 cents per fully diluted share, exceeding the high end of company guidance of $33.0 million or US 85 cents per fully diluted share, by US 5 cents.

Cash Balance

The Company continued to maintain a debt-free balance sheet and a strong cash position of US$546.7 million as of June 30, 2009.

Stock Repurchase Program

For the second quarter of 2009, no shares were repurchased under the US$150 million share repurchase program approved by the Company’s Board of Directors in October 2008. As of June 30, 2009, approximately 500,000 shares had been repurchased under this program for a total consideration of US$20 million.

Second Quarter Online Game Results

Operations

Aggregate registered accounts for Changyou’s MMORPGs as of June 30, 2009 increased 9% quarter-on-quarter and 53% year-on-year to 69.1 million.

Aggregate active paying accounts (“APA”) for Changyou’s MMORPGs increased 5% quarter-on-quarter and 32% year-on-year to 2.39 million.

Average revenue per user (“ARPU”) for Changyou’s MMORPGs increased 4% sequentially and 6% year-on-year to RMB186, which Changyou believes is within a range that is relatively affordable for the majority of Chinese game players.

Aggregate peak concurrent users (“PCU”) for Changyou’s MMORPGs was approximately 950,000, a decrease of 2% quarter-on-quarter and an increase of 23% year-on-year.

Revenue

Revenues from game operations for the second quarter of 2009 increased 9% quarter-on-quarter and 42% year-on-year to US$64.9 million. The increases were mainly due to user base expansion and higher APA, which reflect the growing popularity of Changyou’s online games.

Overseas licensing revenues for the second quarter of 2009 decreased 27% quarter-on-quarter and 23% year-on-year to US$1.7 million. The decreases were largely the result of greater competition in mature overseas markets.

Ms. Carol Yu, co-president and CFO of Sohu.com, commented, “This quarter was the ninth quarter out of the past ten quarters we achieved record total revenues, a significant achievement given the challenging global economic backdrop over the past several months. We were especially encouraged to see modest growth in our brand advertising business despite the weak economy. In addition, Changyou, our MMORPG subsidiary and one of our crowning achievements, again posted record revenue growth. Our results this quarter demonstrate our ability to achieve balanced growth across different parts of our business, which is a testament to the execution capabilities of our knowledgeable and experienced management team.”

Business Outlook

Sohu estimates total revenues for the third quarter of 2009 to be between US$133.5 million and US$137.5 million, with advertising revenues of US$49.5 million to US$51.5 million.

Sohu estimates brand advertising revenues for the third quarter of 2009 to be between US$48.0 million and US$50.0 million.

Sohu estimates online game revenues for the third quarter of 2009 to be between US$67.0 million and US$69.0 million.

Sohu estimates non-GAAP net income for the third quarter of 2009, before deducting the share of non-GAAP net income pertaining to the Non-Controlling Interest in Changyou, to be between US$50.0 million to US$52.0 million. After deducting the share of non-GAAP net income pertaining to the Non-Controlling Interest in Changyou, Sohu estimates non-GAAP net income for the third quarter of 2009 to be between US$36.0 million to US$38.0 million and non-GAAP fully diluted earnings per share for the third quarter of 2009 to be between US 92 cents and US 97 cents.

Assuming no new grants of share-based awards, Sohu estimates share-based compensation expense for the third quarter of 2009 to be between $4.0 million and $5.0 million, which includes Changyou’s share-based compensation expense for the third quarter of 2009 estimated to be between $3.5 million and $4.0 million. Considering Sohu’s share in Changyou, the estimated impact of this expense is expected to reduce Sohu’s fully diluted earnings per share for the third quarter of 2009 under US GAAP by US 7 cents to US 9 cents.

Non-GAAP Disclosure

To supplement the unaudited consolidated financial statements presented in accordance with United States Generally Accepted Accounting Principles (“GAAP”), Sohu’s management uses non-GAAP measures of cost of revenues, operating expenses, net income and net income per share, which are adjusted from results based on GAAP to exclude the compensation cost of share-based awards granted to employees under Statement of Financial Accounting Standard 123R (“SFAS 123R”). These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Sohu’s management believes excluding the share-based compensation expense from its non-GAAP financial measure is useful for itself and investors. Further, the amount of share-based compensation expense cannot be anticipated by management and business line leaders and these expenses were not built into the annual budgets and quarterly forecasts, which have been the basis for information Sohu provides to analysts and investors as guidance for future operating performance. As share-based compensation expense does not involve any upfront or subsequent cash outflow, Sohu does not factor this in when evaluating and approving expenditures or when determining the allocation of its resources to its business segments. As a result, the monthly financial results for internal reporting and any performance measure for commissions and bonuses are based on non-GAAP financial measures that exclude share-based compensation expense.

The non-GAAP financial measures are provided to enhance the investors’ overall understanding of Sohu’s current financial performance and prospects for the future. A limitation of using non-GAAP cost of revenues, operating expenses, net income and net income per share, excluding share-based compensation expense, is that the share-based compensation charge has been and will continue to be a significant recurring expense in our business for the foreseeable future. In order to mitigate these limitations we have provided specific information regarding the GAAP amounts excluded from each non-GAAP measure. The accompanying tables include details on the reconciliation between the GAAP financial measures that are most directly comparable to the non-GAAP financial measures we have presented.

Notes to Financial Information

Financial information in this press release other than the information indicated as being non-GAAP is extracted from Sohu’s unaudited financial statements prepared in accordance with GAAP.

On June 20, 2006, Sohu discontinued its own e-commerce platform of physical consumer goods. While processing the disposal of its e-commerce business, Sohu is reporting the related business activities as discontinued operations. Sohu’s income statement separates out discontinued operations for both current and prior periods in order to focus on continuing operations and provide a consistent basis for comparing financial performance over time.

Safe Harbor Statement

This announcement contains forward-looking statements. It is currently expected that the Business Outlook will not be updated until release of Sohu’s next quarterly earnings announcement; however, Sohu reserves right to update its Business Outlook at any time for any reason. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, the current global financial and credit markets crisis and its potential impact on the Chinese economy, the slower growth the Chinese economy experienced during the latter half of 2008, and first half of 2009 which could continue through the remainder of 2009, the uncertain regulatory landscape in the People’s Republic of China, fluctuations in Sohu’s quarterly operating results, EPS dilution resulting from Changyou’s initial public offering, Sohu’s historical and possible future losses, and its reliance on online advertising sales, online games and wireless services (most wireless revenues are collected from a few mobile network operators) for its revenues. Further information regarding these and other risks is included in Sohu’s annual report on Form 10-K for the year ended December 31, 2008, and other filings with the Securities and Exchange Commission.

Conference Call and Webcast

Sohu’s management team will host a conference call today at 8:30 a.m. ET, July 27, 2009 (8:30 p.m. July 27, 2009 Beijing/Hong Kong time). To listen to the conference call, please use the dial in numbers below:

US:	+1-866-730-5764
Hong Kong:	+852-3002-1672
International:	+1-857-350-1588

Please dial in 10 minutes before the call is scheduled to begin and provide the passcode to join the call. The passcode is “SOHU.”

A replay of the conference call may be accessed by phone at the following number until August 3, 2009:

International:	+1-617-801-6888
Passcode:	88741180

The conference call will be available on webcast live and available for replay at: http://corp.sohu.com/.

About Sohu.com

Sohu.com Inc. (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese, providing a network of web properties and community based/web 2.0 products which offer the vast Sohu user community a broad array of choices regarding information, entertainment and communication. Sohu has built one of the most comprehensive matrices of Chinese language web properties and proprietary search engines, consisting of the mass portal and leading online media destination www.sohu.com; interactive search engine www.sogou.com; #1 games information portal www.17173.com; the top real estate website www.focus.cn; #1 online alumni club www.chinaren.com; wireless value-added services provider www.goodfeel.com.cn; leading online mapping service provider www.go2map.com; and developer and operator of online games www.changyou.com.

Sohu corporate services consist of brand advertising on its matrix of websites as well as paid listing and bid listing on its in-house developed search directory and engines. Sohu also offers wireless value-added services such as news, information, music, ringtone and picture content sent over mobile phones. The Company’s massively multiplayer online role-playing game (MMORPG) subsidiary, Changyou.com (NASDAQ: CYOU), currently operates two massively multiplayer online role-playing games (MMORPGs), Tian Long Ba Bu and Blade Online. Sohu.com, established by Dr. Charles Zhang, one of China’s internet pioneers, is in its thirteenth year of operation.

For investor and media inquiries, please contact:

In China:

Mr. James Deng

Senior Finance Director

Sohu.com Inc.

Tel:	+86 (10) 6272-6596
E-mail:	ir@contact.sohu.com

Ms. Cathy Li

Ogilvy Financial, Beijing

Tel:	+86 (10) 8520-6104
E-mail:	cathy.li@ogilvy.com

In the United States:

Ms. Jessica Barist Cohen

Ogilvy Financial, New York

Tel:	+1 (646) 460-9989
E-mail:	jessica.cohen@ogilvypr.com

SOHU.COM INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended			Six Months Ended
	Jun. 30, 2009	Mar. 31, 2009	Jun. 30, 2008	Jun. 30, 2009	Jun. 30, 2008
Revenues:
Advertising
Brand advertising	$43,621	$39,074	$41,691	$82,695	$74,846
Sponsored search	1,769	1,562	1,693	3,331	3,307

Subtotal of advertising revenues	45,390	40,636	43,384	86,026	78,153

Online games	66,596	61,607	47,896	128,203	88,851
Wireless and others	15,099	13,495	10,700	28,594	19,799

Total revenues	127,085	115,738	101,980	242,823	186,803

Cost of revenues:
Advertising
Brand advertising (includes share-based compensation expense under SFAS 123(R) of $261, $236, $295, $497 and $604, respectively)	14,065	13,730	13,907	27,795	25,159
Sponsored search (includes share-based compensation expense under SFAS 123(R) of $3, $3, $6, $6 and $12, respectively)	2,265	2,298	1,605	4,563	3,125

Subtotal of cost of advertising revenues	16,330	16,028	15,512	32,358	28,284

Online games (includes stock-based compensation expense under SFAS 123 (R) of $90, $8, $5, $98 and $10, respectively)	3,937	3,436	3,505	7,373	6,713
Wireless and others (includes share-based compensation expense under SFAS 123(R) of $1, $0, $2, $1 and $4, respectively)	8,512	8,129	5,858	16,641	10,170

Total cost of revenues	28,779	27,593	24,875	56,372	45,167

Gross profit	98,306	88,145	77,105	186,451	141,636

Operating expenses:
Product development (includes share-based compensation expense under SFAS 123(R) of $3,299, $1,274, $1,228, $4,573 and $3,491, respectively)	14,637	13,314	10,798	27,951	22,277
Sales and marketing (includes share-based compensation expense under SFAS 123(R) of $214, $285, $228, $499 and $508, respectively)	25,810	16,826	21,408	42,636	37,548
General and administrative (includes share-based compensation expense under SFAS 123(R) of $2,746, $481, $394, $3,227 and $1,039, respectively)	9,208	7,894	4,827	17,102	11,012
Amortization of intangible assets	128	74	199	202	395

Total operating expenses	49,783	38,108	37,232	87,891	71,232

Operating profit	48,523	50,037	39,873	98,560	70,404

Other income (expense)	62	1	(575)	63	(532)
Interest income and exchange difference	1,274	1,122	1,480	2,396	1,646

Income before income tax expense	49,859	51,160	40,778	101,019	71,518

Income tax expense	7,969	6,586	577	14,555	9,762

Income from continuing operations	41,890	44,574	40,201	86,464	61,756

Gain (Loss) from discontinued e-commerce operations	446	—	—	446	(1)
Net income	42,336	44,574	40,201	86,910	61,755
Less: Net income attributable to the noncontrolling interest	8,801	(21)	12	8,780	4

Net income attributable to Sohu.com Inc.	33,535	44,595	40,189	78,130	61,751

Basic net income per share attributable to Sohu.com Inc.	$0.88	$1.17	$1.05	$2.04	$1.63

Shares used in computing basic net income per share attributable to Sohu.com Inc.	38,284	38,162	38,108	38,223	37,934

Diluted net income per share attributable to Sohu.com Inc.	$0.79	$1.15	$1.02	$1.94	$1.57

Shares used in computing diluted net income per share attributable to Sohu.com Inc.	39,018	38,851	39,429	38,935	39,234

SOHU.COM INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(IN THOUSANDS)

	As of Jun. 30, 2009	As of Dec. 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$546,746	$314,425
Accounts receivable, net	53,333	36,869
Prepaid and other current assets	10,833	27,551

Total current assets	610,912	378,845
Fixed assets, net	74,974	76,237
Goodwill	55,555	55,555
Intangible assets, net	5,207	5,654
Restricted cash	—	2,671
Other assets, net	2,358	2,914

Total assets	$749,006	$521,876

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,716	$4,339
Accrued liabilities to suppliers and agents	34,184	33,054
Receipts in advance and deferred revenue	28,320	31,446
Tax payables	21,680	18,892
Other accrued liabilities	43,480	43,051

Total current liabilities	134,380	130,782

Shareholders’ equity
Sohu.com Inc. shareholders’ equity	573,057	385,946
Noncontrolling interest	41,569	5,148

Total shareholders’ equity	614,626	391,094

Total liabilities and shareholders’ equity	$749,006	$521,876

SOHU.COM INC.

RECONCILIATIONS TO UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

NON-GAAP NET INCOME EXCLUDING SHARE-BASED COMPENSATION EXPENSE

	Three Months Ended Jun. 30, 2009			Three Months Ended Mar. 31, 2009			Three Months Ended Jun. 30, 2008
	GAAP	Non-GAAP Adjustments (a)	Non-GAAP	GAAP	Non-GAAP Adjustments (a)	Non-GAAP	GAAP	Non-GAAP Adjustments (a)	Non-GAAP
Advertising revenues	$45,390	$—	$45,390	$40,636	$—	$40,636	$43,384	$—	$43,384
Less: Cost of advertising revenues	16,330	(264)	16,066	16,028	(239)	15,789	15,512	(301)	15,211

Advertising gross profit	$29,060	$264	$29,324	$24,608	$239	$24,847	$27,872	$301	$28,173

Advertising gross margin	64%		65%	61%		61%	64%		65%

Online games revenues	$66,596	$—	$66,596	$61,607	$—	$61,607	$47,896	$—	$47,896
Less: Cost of online games revenues	3,937	(90)	3,847	3,436	(8)	3,428	3,505	(5)	3,500

Online games gross profit	$62,659	$90	$62,749	$58,171	$8	$58,179	$44,391	$5	$44,396

Online games gross margin	94%		94%	94%		94%	93%		93%

Wireless and others revenues	$15,099	$—	$15,099	$13,495	$—	$13,495	$10,700	$—	$10,700
Less: Cost of wireless and others revenues	8,512	(1)	8,511	8,129	—	8,129	5,858	(2)	5,856

Wireless and others gross profit	$6,587	$1	$6,588	$5,366	$—	$5,366	$4,842	$2	$4,844

Wireless and others gross margin	44%		44%	40%		40%	45%		45%

Total revenues	$127,085	$—	$127,085	$115,738	$—	$115,738	$101,980	$—	$101,980
Less: Total cost of revenues	28,779	(355)	28,424	27,593	(247)	27,346	24,875	(308)	24,567

Gross profit	$98,306	$355	$98,661	$88,145	$247	$88,392	$77,105	$308	$77,413

Gross margin	77%		78%	76%		76%	76%		76%

Operating expenses	$49,783	$(6,259)	$43,524	$38,108	$(2,040)	$36,068	$37,232	$(1,850)	$35,382
Operating profit	48,523	6,614	55,137	50,037	2,287	52,324	39,873	2,158	42,031

Operating margin	38%		43%	43%		45%	39%		41%

Net income attributable to Sohu.com Inc.	$33,535	5,162	$38,697	$44,595	$2,287	$46,882	$40,189	$2,158	$42,347

Diluted net income per share attributable to Sohu.com Inc.	$0.79		$0.90	$1.15		$1.20	$1.02		$1.07

Shares used in computing diluted net income per share attributable to Sohu.com Inc.	39,018		39,092	38,851		39,020	39,429		39,540

SOHU.COM INC.

RECONCILIATIONS TO UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

NON-GAAP NET INCOME EXCLUDING SHARE-BASED COMPENSATION EXPENSE

	Six Months Ended Jun. 30, 2009			Six Months Ended Jun. 30, 2008
	GAAP	Non-GAAP Adjustments (a)	Non-GAAP	GAAP	Non-GAAP Adjustments (a)	Non-GAAP
Advertising revenues	$86,026	$—	$86,026	$78,153	$—	$78,153
Less: Cost of advertising revenues	32,358	(503)	31,855	28,284	(616)	27,668

Advertising gross profit	$53,668	$503	$54,171	$49,869	$616	$50,485

Advertising gross margin	62%		63%	64%		65%

Online games revenues	$128,203	$—	$128,203	$88,851	$—	$88,851
Less: Cost of online games revenues	7,373	(98)	7,275	6,713	(10)	6,703

Online games gross profit	$120,830	$98	$120,928	$82,138	$10	$82,148

Online games gross margin	94%		94%	92%		92%

Wireless and others revenues	$28,594	$—	$28,594	$19,799	$—	$19,799
Less: Cost of wireless and others revenues	16,641	(1)	16,640	10,170	(4)	10,166

wireless and others gross profit	$11,953	$1	$11,954	$9,629	$4	$9,633

wireless and others gross margin	42%		42%	49%		49%

Total revenues	$242,823	$—	$242,823	$186,803	$—	$186,803
Less: Total cost of revenues	56,372	(602)	55,770	45,167	(630)	44,537

Gross profit	$186,451	$602	$187,053	$141,636	$630	$142,266

Gross margin	77%		77%	76%		76%

Operating expenses	$87,891	$(8,299)	$79,592	$71,232	$(5,038)	$66,194
Operating profit	98,560	8,901	107,461	70,404	5,668	76,072

Operating margin	41%		44%	38%		41%

Net income attributable to Sohu.com Inc.	$78,130	$7,449	$85,579	$61,751	$5,668	$67,419

Diluted net income per share attributable to Sohu.com Inc.	$1.94		$2.10	$1.57		$1.71

Shares used in computing diluted net income per share attributable to Sohu.com Inc.	38,935		39,057	39,234		39,381

Note:

(a)	To eliminate share-based compensation expense as measured using the fair value method under SFAS 123(R).
(b)	Certain amounts from prior periods have been reclassified to conform with current period presentation.